EXHIBIT 10.28

Program Year 2018

BONUS CONVERSION PROGRAM

Summary of Program Terms – Annual Incentive Plan Participants

Program Objectives

•	To increase the opportunity for employee ownership of Stericycle common stock (NASDAQ Symbol: SRCL)
•	To provide an alternative means of deferring the tax obligation on incentive compensation

Program Overview

The Bonus Conversion Program (BCP) provides you with an opportunity to defer current taxation into the future and to increase your ownership of Stericycle stock. The BCP allows you to receive vested Stericycle non-qualified stock option(s) in lieu of all or a portion of any 2018 Annual Incentive Plan (AIP) bonus that Stericycle otherwise would pay you.

If you elect to participate for the 2018 Program Year, you will receive a vested option during the first quarter of 2019 to purchase $4 or more worth of Stericycle stock for every $1 of your AIP bonus for 2018 that you elected to forgo. The number of option shares will be determined by the dollar amount that you elected to forgo multiplied by 4 and then divided by the average closing price of Stericycle stock during 2018 (determined on December 31st 2018).  The exercise price per share of the option will be the closing price of the stock on the date of the option grant which is the same as the payout date of the bonus. For example, if under the BCP you elect to forgo $5,000 of your annual bonus for 2018, you will receive a vested option to purchase, at the option exercise price, a number of shares equal to $20,000 divided by the average closing price of Stericycle stock during 2018 (or, if lower, the closing price on the date of the option grant) rounded to the nearest whole share.

The BCP provides participants with an excellent opportunity to accumulate wealth if Stericycle stock performs well. A stock investment includes a potential for significant gain as well as an investment risk. The BCP is designed to provide a $4-for-$1 replacement ratio or premium for risk so your participation means trading certain cash for uncertain investment gain. With the $4-for-$1 replacement ratio, your potential for gain depends on whether Stericycle stock performs well. However, your risk is that Stericycle stock may not appreciate and you may not recover the full amount of your cash bonus forfeited or match the earnings you could have received under an alternative investment.

December 1, 2017 to December 15, 2017	January 1, 2018– December 31, 2018	January 1, 2019 – 2019 payout date	No later than March 15, 2019

- Bonus Conversion program (BCP) election period open for 2018 AIP plan year

-Forms must be returned by December 15, 2017

-Every eligible participant must return a form, even if declining to participate

-Plan Year for the Annual Incentive Plan (AIP) -NOTE: AIP payouts in March 2019 for the 2018 bonus plan year are based on BCP elections made in 2017

-2018 average stock price determined after market close on 12/31/2018

-2018 AIP achievement levels and payouts determined and finalized (to be paid March 2019)

-2018 AIP payouts reduced and set aside based on the BCP election made in December 2017. Funds  are converted to 4:1 to stock options based on the 2018 average stock price

- AIP Payout date for 2018 plan year

-Stock Options are issued on the March 2019 AIP payout date to all 2018 BCP participants who made an election by December 15, 2017

-Stock Options are issued at the closing strike price on AIP payout date

-Participants will be provided notification within 2-3 weeks of this date confirming the options are available to accept within E*Trade

ENROLLMENT

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THE ELECTION FORM IS ATTACHED SEPARATELY AND MUST BE COMPLETED AND RETURNED AS INDICATED ON THE FORM. THIS FORM MUST BE COMPLETED AND RETURNED EVEN IF YOU ELECT NOT TO PARTICIPATE. YOUR PARTICIPATION IN THE BCP IS NOT A STERICYCLE PROMISE THAT YOU WILL RECEIVE A BONUS OF ANY PARTICULAR AMOUNT OR ANY BONUS AT ALL.  YOUR ELECTION TO PARTICIPATE IS SUBJECT TO APPROVAL OF THE BCP FOR THE 2018 PROGRAM YEAR.

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An election to participate in the BCP must be made by the election deadline (as noted in your invitation e-mail) to avoid constructive receipt and securities law restrictions. An election is irrevocable and cannot be changed by the participant after the election deadline.

•	ELECTION DEADLINE DATE IS: December 15, 2017
PROGRAM SUMMARY

•	Participants may elect to convert up to 100% of their Annual Incentive Plan (AIP) earned for 2018 (minimum of $1,000) into a Stericycle non-qualified stock option.
•	Participants vest in the stock options immediately.
•	An Option term: 10 years – participants have 10 years from date of grant to exercise options.
•	Replacement ratio, or premium for risk, is $4 for options to purchase Stericycle stock for every $1 of cash bonus forgone.

PROGRAM ELIGIBILITY

•	Eligibility: US based Grade level S11 and above as approved by the Board of Directors.
•	New employees who start after September 30, 2017, will not be eligible to participate in the BCP for 2018.
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If your employment status changes during the Program Year (for example, due to a transfer to a sales commission position), your election to participate in the BCP for such Program Year will only apply to the AIP bonus that you actually receive.  Any sales commissions or other bonus payments that you may receive due to your ongoing employment for the remainder of such Program Year will be disregarded for purposes of your election under the BCP.

PROGRAM CONVERSION CALCULATION DETAILS

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The number of option shares will be equal to (a) 4 times the amount that a participant elected to forgo divided by (b) the average closing price of Stericycle stock during 2018 (or, if lower, the closing price on the date of the option grant). The exercise price per share of the option will be the closing price of Stericycle stock on the date of the option grant which is the same as the payout date as the annual AIP cash bonus.

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Participants forgo all or a portion of their cash bonus (before any withholding tax that would have been taken out) in order to receive stock options. Generally, a participant will be taxed at ordinary income rates on the option gain upon exercise of the stock option. Upon sale of the shares, any additional gain or loss will be taxed as short-term or long-term capital gain or loss depending on the holding period of the stock for tax law purposes.

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If you elect to participate in the BCP, you acknowledge that any tax liabilities, investment outcomes, or other consequences resulting from such election (and any stock options you may receive) will be the sole responsibility of, and will be borne entirely by, you.  Stericycle gives no assurance that such consequences will not occur and specifically assumes no responsibility for any such consequences.  You are therefore encouraged to consult your own tax advisor before making an election to participant in the BCP.

TERMINATION OF EMPLOYMENT

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If a participant’s employment terminates before receiving a stock option for his or her converted bonus/commission (s), the participant’s election will be canceled as of his or her termination date and all amounts previously withheld will be paid in cash.

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In the event of death, disability, resignation, retirement, or other termination of employment (other than termination for cause), the stock option remains exercisable until the end of the 10-year option term.

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Neither the BCP nor any Option Agreement shall confer upon you any right with respect to continuation of your employment with Stericycle (or any of its subsidiaries or affiliates), nor shall it interfere in any way with Stericycle’s right to terminate your employment at any time, with or without cause.

PROGRAM ADMINISTRATION

•	If you elect to participate in this BCP you will receive information about your stock option account after the grant date from E* Trade who is the Stock Administration vendor for Stericycle.
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Any stock options you elect to receive will be issued under one or more available Stericycle, Inc. Incentive Stock Plans and the terms of those plan(s) and the related Option Agreement(s) will apply to your stock options received under the BCP.   Notwithstanding the foregoing, Stericycle will not be obligated, and will have no liability for any failure, to issue or deliver any stock options unless such issuance or delivery complies with all applicable laws (with such compliance determined solely by Stericycle in consultation with its legal counsel).

•	E*TRADE Customer Service Number: 800-838-0908 for all stock account related questions.
•	Stericycle Program Administrator: Corporate Compensation, Human Resources, Northbrook, Illinois.
•	Please send all questions via email at Human Resources-Compensation at HRCompensation@Stericycle.com

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